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Safeway Inc.

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Safeway Inc. Will Declassify Board of Directors

Contact: Julie Hong 925-467-3832

PLEASANTON, CA – January 7, 2004 – Safeway Inc. announced today that its Board of Directors voted unanimously to declassify the Company’s Board of Directors. As a result of this action, a charter amendment to eliminate the Board’s classified structure will be put to a shareholder vote at the 2004 annual meeting. If approved by shareholders, all directors would stand for election or re-election each year beginning at the Company’s 2005 annual meeting.

A proposal to declassify the Board received a non-binding majority vote at the Company’s 2003 annual meeting. “The Board’s action shows its commitment to enhanced director accountability, as well as responsiveness to the views of our shareholders,” said Steve Burd, Chairman, President and CEO of Safeway Inc. “Both the board and management of Safeway are committed to adhering to the highest corporate governance standards.”

Over the past year, the Board has adopted a comprehensive set of corporate governance initiatives focused on enhancing the Company’s existing policies and procedures. These actions include:

•	Adoption of director independence standards more stringent than the newly adopted New York Stock Exchange standards. Under these stricter standards, two-thirds of Safeway’s Directors qualify as independent;

•	Adoption of Corporate Governance Guidelines;

•	Expansion of the duties of the Board’s Nominating and Corporate Governance Committee to recommend, implement and oversee corporate governance matters;

•	Amendment and adoption of committee charters for the audit, compensation and nominating/corporate governance committees of the Board;

•	Establishment of a code of business conduct and ethics for senior executives, which supplements the already existing Code of Business Conduct applicable to all employees and directors;

•	Institution of a pre-approval policy for audit and non-audit fees in compliance with the Sarbanes-Oxley Act and New York Stock Exchange rules;

•	Formalization of the existing practice of regularly scheduled meetings of non-employee directors;

•	Formalization of a whistleblower policy.

“The Board will continue to maintain its focus on enhancing shareholder value and acting in the best interests of all of the Company’s shareholders,” said Rebecca Stirn, Chairperson of the Board’s Nominating and Corporate Governance Committee.

In addition, the Board’s Compensation Committee has modified its practice under the Company’s equity incentive plans. The Compensation Committee has decided to award smaller new hire and promotion grants in combination with annual grants to eligible employees based on merit. This change was made to better align the interests of management and shareholders and more effectively use equity compensation as an incentive and retention tool.

Details regarding the Company’s corporate governance practices are available on its Web site at http://www.safeway.com/Investor_Relations.

Safeway Inc. is a Fortune 50 company and one of the largest food and drug retailers in North America based on sales. The company operates 1,702 stores in the United States and Canada and had annual sales from continuing operations of $32.4 billion in 2002. The company’s common stock is traded on the New York Stock Exchange under the symbol SWY.

SECURITY HOLDERS ARE ADVISED TO READ THE COMPANY’S PROXY STATEMENT WHEN IT IS AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. WHEN AVAILABLE, INVESTORS CAN GET THE PROXY STATEMENT, AND ANY OTHER RELEVANT DOCUMENTS, FOR FREE AT THE WEB SITE OF THE SECURITIES AND EXCHANGE COMMISSION. INVESTORS CAN OBTAIN FOR FREE FROM THE COMPANY A COPY OF THE PROXY STATEMENT WHEN IT IS AVAILABLE.